                                                                  Exhibit (c)(1)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of April 27, 1998 (this "Agreement"), by and among Snap-on Incorporated, a Delaware company ("Parent"), Snap-on Pace Company, a Wisconsin corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Hein-Werner Corporation, a Wisconsin corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by the Purchaser on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make a tender offer (as it may be amended as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (the "Common Shares" or "Shares") (including the associated Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 9, 1989, between the Company and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent (the "Rights Agreement")), at a price per Common Share of $12.60 net to the seller in cash (such price, or any higher price per Share paid in the Offer, the "Offer Price"); and

         WHEREAS, the Board of Directors of the Company has approved this Agreement, the Offer and the Merger (as hereinafter defined), has determined that the Offer and the Merger are fair and in the best interests of the Company's shareholders, and is recommending that the shareholders of the Company accept the Offer and tender all their Shares; and

         WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the Wisconsin Business Corporation Law (the "WBCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash; and

         WHEREAS, as a further inducement to the parties to enter into this Agreement, Parent, the Purchaser and the Company have entered into a Stock Option Agreement, dated the date hereof (the "Stock Option Agreement"), pursuant to which the Company has granted to the Purchaser an option to purchase newly issued Common Shares under certain circumstances; and

         WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I

                                   THE OFFER

         SECTION 1.01  The Offer.

         (a)     So long as none of the events set forth in clauses (a) through
(h) of Annex I hereto shall have occurred or exist, the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the date hereof, but in any event not later than May 4, 1998, the Offer for any and all outstanding Shares not owned by the Purchaser at the Offer Price applicable to such Shares, net to the seller in cash. The initial expiration date for the Offer shall be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act (the "Expiration Date"). As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1" and together with the documents therein pursuant to which the Offer will be made, and with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Offer. The obligation of Parent and the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least 66-2/3% of the Shares outstanding on a fully diluted basis (without giving pro forma effect to the potential issuance of any Shares issuable under the Stock Option Agreement) (the "Minimum Condition") and to the satisfaction or waiver of the other conditions set forth in Annex I hereto ("fully diluted basis" means issued and outstanding Shares and Shares subject to issuance under outstanding employee stock options). Without the prior written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, or (iii) amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if on the initial scheduled Expiration Date, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act (as hereinafter defined) to have expired or been terminated, the Purchaser shall, and Parent shall cause the Purchaser to, extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act.

         (b) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in Annex I hereto as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

         (c) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. No representation, warranty or covenant is made or shall be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser agrees to give the Company a reasonable opportunity to review and comment upon any Offer Document to be filed with the SEC prior to any such filing and to provide in writing any comments each may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         SECTION 1.02  Company Actions.

         (a) Currently with the commencement of the Offer, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in accordance with the applicable provisions of the WBCL, and (iii) resolved to recommend that the Company's shareholders accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that taking such action is necessary in the exercise of its fiduciary obligations under applicable Law (as hereinafter defined).

         (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. No representation, warranty or covenant is made or shall be made herein by Parent or the Purchaser with respect to information contained in the Schedule 14D-9 other than information supplied by Parent and/or the Purchaser in writing expressly for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company agrees to give each of Parent and the Purchaser a reasonable opportunity to review and comment upon the Schedule 14D-9 to be filed with the SEC prior to such filing and to provide in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt of such comments.

         (c) In connection with the Offer, the Company will promptly furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares, including, without limitation, mailing labels, its shareholders list, security position listings and non-objecting beneficial owners list, if any, or a computer file containing the names and addresses of all recordholders of Common Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions). Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and the Purchaser and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, shareholders list, security position listings, non-objecting beneficial owners list and the information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         SECTION 1.03  Directors.

         (a) Promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding, and the Company shall, subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board of Directors of the Company or seeking the resignations of one or more existing directors, or both; provided, however, that prior to the Effective Time (as defined in Section 2.02) the Board of Directors of the Company shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two for any reason prior to the Effective Time, then the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement. At such time, the Company shall, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company; provided, however, that prior to the Effective Time each committee of the Board of Directors of the Company shall have at least one member who is not a Purchaser Insider.

         (b) The Company's obligation to appoint the Purchaser's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03, including mailing to the shareholders of the Company the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Board of Directors of the Company, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply in writing any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

         (c) From and after the election or appointment of the Purchaser's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the WBCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company shall be merged with and into the Purchaser, with the Purchaser continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations, warranties or covenants herein if and to the extent such breach would have been attributable to such agreement.

         SECTION 2.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the WBCL and file with the Wisconsin Department of Financial Institutions appropriate articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the Effective Time. On the business day immediately preceding such filing, a closing shall be held at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, WI 53202-5367, unless another date or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

         SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in Section 180.1106 of the WBCL.

         SECTION 2.04 Articles of Incorporation and By-Laws of the Surviving Corporation.

         (a) Subject to Section 6.11(a) hereof, the articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

         (b) Subject to Section 6.11(a) hereof, the by-laws of the Purchaser in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

         SECTION 2.05 Directors. Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.07 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either the Company or its Subsidiaries (as hereinafter defined) acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company and its Subsidiaries, and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either the Company or its Subsidiaries to take any and all such action.

         SECTION 2.08 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.01)) shall be converted into the right to receive in cash the Offer Price (the "Merger Price"), payable to the holder thereof, without interest thereon, in accordance with Article III.

         SECTION 2.09 Purchaser Common Stock. Each share of common stock, par value $1.00 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation. Notwithstanding the foregoing, if Parent and the Company agree to restructure the Merger as provided in Section 2.01 hereof, then the Purchaser's common stock shall not be affected in any manner by virtue of the Merger.

         SECTION 2.10 Company Option Plan. The Company shall take all actions necessary so that, immediately following the Acceptance Date (as defined in Section 6.11), (a) each outstanding option to purchase Common Shares (an "Option") granted under the Company's 1987 Stock Option and Incentive Plan (the "Option Plan"), whether or not then exercisable or vested, shall become fully exercisable and vested, (b) each Option which is then outstanding shall be cancelled and (c) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, immediately following the Acceptance Date, the Company, pursuant to the terms of the Option Plan, shall promptly pay to such holders of Options an amount in respect thereof equal to the product of (i) the excess of the Offer Price over the exercise price thereof and (ii) the number of Common Shares subject thereto (such payment to be net of taxes required by Law to be withheld with respect thereto).

         SECTION 2.11  Shareholders' Meeting.

         (a) If required by the Company's articles of incorporation and/or applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

                 (i) duly call, give notice of, convene and hold a special meeting of the Company's shareholders (the "Shareholders' Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                 (ii) promptly prepare and file with the SEC a preliminary information or proxy statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the shareholders of the Company no later than the time required by applicable Law and the articles of incorporation and the by-laws of the Company, and (y) to obtain the necessary approvals of the Merger and this Agreement by the Shareholders; and

                 (iii) subject to Section 1.02(a), include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

         (b) Parent and the Purchaser will furnish to the Company the information relating to Parent and the Purchaser required under the Exchange Act and the rules and regulations thereunder to be set forth in the Proxy Statement.

         (c) The Company shall consult with Parent and the Purchaser with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and the Purchaser reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the Shareholder's Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement which should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly notify in writing Parent and the Purchaser of such event. In such case, the Company, with the cooperation of Parent and the Purchaser, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and the Purchaser with respect to such amendment or supplement and shall afford Parent and the Purchaser reasonable opportunity to comment thereon prior to such mailing. The Company agrees to notify Parent and the Purchaser at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the shareholders of the Company.

         (d) Parent agrees that it will (i) vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement and
(ii) take or cause to be taken all additional corporate actions necessary for the Purchaser to adopt and approve this Agreement and the transactions contemplated hereby.

         SECTION 2.12  Merger Without Meeting of Shareholders.  Notwithstanding
Section 2.11, in the event that (i) Parent, the Purchaser or any other subsidiary of Parent shall have acquired in the aggregate at least 90% of the outstanding Shares pursuant to the Offer (including as a result of the exercise of the Stock Option Agreement) and prior transactions and (ii) Parent and the Company agree to restructure the Merger as provided in Section 2.01, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the Company's shareholders, in accordance with Section 180.1104 of the WBCL.

         SECTION 2.13 Earliest Consummation. Each party hereto shall use its commercially reasonable efforts to consummate the Merger as soon as practicable.

                                  ARTICLE III

                     DISSENTING SHARES; PAYMENT FOR SHARES

         SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment for such shares in accordance with Sections 180.1301 to 180.1331 of the WBCL, if such Sections provide for dissenters' rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in Section 2.07, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the WBCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to or settle or offer to settle, any such demands.

         SECTION 3.02  Payment for Shares.

         (a) Prior to the commencement of the Offer, Purchaser shall appoint a United States bank or trust company mutually acceptable to the Company and Parent to act as paying agent (the "Paying Agent") for the payment of the Offer Price and the Merger Price. Prior to the payment time thereof, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment upon surrender of the certificates for exchange in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to the Offer, Section 2.08 and this Section 3.02 to holders (other than Shares held by the Company or any subsidiary of the Company or Parent, Purchaser or any other subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall pay the Offer Price and the Merger Price out of the Payment Fund.

         From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest the Payment Fund as directed by Parent or the Purchaser in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $200 million, in each case with maturities not exceeding seven days. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.08 and this Section 3.02, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

         (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Shares entitled to payment of the Merger Price pursuant to Section 2.08 (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) (i) a form of letter of transmittal which shall (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, (y) contain a representation in a form reasonably satisfactory to Parent as to the good and marketable title of the Shares held by such holder free and clear of Lien (as hereinafter defined), and (z) contain such other customary provisions as the Company and Parent may reasonably specify; and (ii) instructions for use in surrendering such Certificates and receiving the aggregate Merger Price, in respect thereof. Upon the surrender of each such certificate and subject to applicable withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder of such Certificate in respect of Shares, the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing such Shares is registered, it shall be a condition to such right to receive such Merger Price, as applicable, that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

         (c) Promptly following the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price, without any interest or dividends thereon.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this
Article III, subject to applicable law in the case of Dissenting Shares.

         (e) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder of the Company or Option holder for any Shares, any Options, the Merger Price or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar law.

         (f) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of the Company or Option holder such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder or Option holder in respect of which such deduction and withholding was made by the Paying Agent.

         Section 3.03 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the certificate(s) representing the Common Shares in exchange for the right to receive the Merger Price with respect to each Common Share or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Common Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Common Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Common Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and the Purchaser as follows (with such exceptions thereto as are set forth in the disclosure statement delivered by the Company to Parent on the date hereof (the "Company Disclosure Statement") in which each item is specifically referenced to the Section of Article IV to which it refers):

         SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each of the Company's subsidiaries (the "Subsidiaries") is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the

Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, results of operations, assets, condition (financial or otherwise) or liabilities of the Company or any of the Subsidiaries that is materially adverse to the Company and the Subsidiaries taken as a whole.

         SECTION 4.02 Articles of Incorporation and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the Company's articles of incorporation and the by-laws, each as amended to the date hereof and a copy of which is set forth in Schedule 4.02 of the Company Disclosure Statement. Neither the Company nor the Subsidiaries are in violation of any provision of their respective articles of incorporation or equivalent organizational document.

         SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Common Shares. As of the close of business on April 24, 1998, there were 2,918,899 Common Shares issued and outstanding. The Company has no shares of capital stock reserved for issuance, except that, as of April 24, 1998, there were 101,847 Common Shares reserved for issuance pursuant to Options granted pursuant to the Option Plan and 3,110,746 Common Shares reserved for issuance pursuant to the Rights Agreement. No Shares are held by the Company as treasury shares and no Shares have been acquired by the Company that are subject to outstanding pledges to secure future payment of the purchase price therefor. Except as set forth in Schedule 4.03 of the Company Disclosure Statement, since December 31, 1997, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date and pursuant to other existing Company Benefit Plans (as hereinafter defined), in each case in accordance with their terms. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options and pursuant to the Stock Option Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into Shares having such rights) ("Voting Debt") of the Company or any of the Subsidiaries issued and outstanding. Except as set forth in this
Section 4.03 or Section 4.03 of the Company Disclosure Statement and except for the Merger and the Stock Option Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries, obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except (i) as contemplated by the Merger contemplated by this Agreement, (ii) for the Company's obligations under the Option Plans and (iii) for the Company's obligations under the Stock Option Agreement, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of the Subsidiaries. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL, and was not issued in violation of any preemptive rights, and such shares of the Subsidiaries are owned by the Company or by another Subsidiary free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

         SECTION 4.04 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's articles of incorporation and by applicable Law). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by Parent and the Purchaser, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The Board of Directors of the Company has, at a meeting of such Board duly held on April 27, 1998, unanimously approved and adopted this Agreement, the Stock Option Agreement, the Offer and the Merger and the other transactions contemplated hereby and thereby, determined that the Offer Price to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of the Shares and recommends that the holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger, subject to the Board's rights under Section 6.09 hereof.

         SECTION 4.05  No Conflict; Required Filings and Consents.

         (a) None of the execution and delivery of this Agreement or the Stock Option Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses (ii) or (iii) for any Violation which, individually and in the aggregate, would not have a Material Adverse Effect on the Company or would not affect materially and adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

         (b) None of the execution and delivery of this Agreement or the Stock Option Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the Company with any of the provisions hereof or thereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the WBCL, (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws, and (v) other Consents or filings the failure of which to obtain or make, individually and in the aggregate, would not have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

         SECTION 4.06  SEC Reports and Financial Statements.

         (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC from December 31, 1995 until the date hereof (the "SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Reports, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) The audited consolidated balance sheets as of December 31, 1997, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the four years in the period ended December 31, 1997 (including the related notes and schedules thereto) of the Company contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1997 and 1996 included in the SEC Reports present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

         (c)     The accounting books and records of the Company and its
Subsidiaries: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) to the knowledge of the Company, have recorded therein all the properties, assets and liabilities of the Company and its Subsidiaries (except where the failure to so record would not violate GAAP as consistently applied by the Company).

         SECTION 4.07 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or
(iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to the shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

         SECTION 4.08  Tax Matters.

         (a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, and except to the extent that failures, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) the Company has filed all Tax Returns (as hereinafter defined) that it was required to file and all such Tax Returns were correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) owed by the Company (whether or not shown on any Tax Return) have been paid, except for Taxes as set forth on the balance sheet dated as of December 31, 1997 or which have arisen after December 31, 1997 in the ordinary course of the Company's trade or business and (iii) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. In particular, and without in any manner limiting the foregoing and except to the extent that failures, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) none of the foregoing Tax Returns contain any position which is or would be subject to penalties under
Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any corresponding provision of state, local or foreign Tax law), (ii) no Tax deficiencies have been proposed or assessed against the Company, (iii) to the knowledge of the Company, no issue has been raised in any prior Tax audit of the Company which, by application of the same or similar principles, could reasonably be expected upon a future Tax audit of the Company to result in a proposed deficiency for any period, and (iv) the Company is not liable for any Taxes attributable to any other person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. As used herein, the term "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto; and the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (b) Other Representations. Except as set forth in Schedule 4.08 of the Company Disclosure Statement, the Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling within the last three years, (iii) entered into a closing agreement with any taxing authority within the last three years, (iv) filed an election under
Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments, that will not be deductible because of
Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement for any year for which the applicable statutory period of limitations has not expired. Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

         SECTION 4.09 No Litigation. Except as set forth in Schedule 4.09 of the Company Disclosure Statement, as of the date hereof, there is no action, suit, claim, workers compensation claim, arbitration, product warranty claim, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the knowledge of the Company or the Subsidiaries, threatened against the Company or the Subsidiaries, their respective businesses or any of their assets, or, to the knowledge of the Company and if and to the extent the Company is, through indemnity or otherwise, liable therefor, any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify, as such, nor does the Company or the Subsidiaries know, or have grounds to know, of any basis for any Litigation, that would have in all of the cases above, individually or in the aggregate, a Material Adverse Effect on the Company. As of date hereof, there are no such actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company by any person which question the legality, validity or propriety of the transactions contemplated by this Agreement. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, any of its or its properties, assets or business, or, to the knowledge of the Company, any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify, as such, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.10  Compliance With Applicable Laws.

         (a) Non-Environmental Matters. The Company and the Subsidiaries are in compliance with all applicable laws, ordinances, rules or regulations (collectively, "Laws") and orders, writs, injunctions, judgments, plans or decrees (collectively, "Orders") (except, in each case, with respect to environmental matters which are governed by Section 4.10(b) hereof) of any Governmental Entity, except for such failures to so comply which, individually and in the aggregate, would not have a Material Adverse Effect on the Company. The business operations of the Company and the Subsidiaries are not being conducted in violation of any Law or Order of any Governmental Entity (except, in each case, with respect to environmental matters which are governed by
Section 4.10(b) hereof), except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         (b)     Environmental Matters.  Except for the matters identified in
Schedule 4.10 of the Company Disclosure Statement or except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no real property currently or, to the knowledge of the Company, formerly owned, leased, operated, managed or controlled by the Company or any Subsidiary has been contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring investigation, removal, corrective action, or remediation, or that could be reasonably likely to result in liability of, or costs to, the Company or any of the Subsidiaries, under any Environmental Law (as hereinafter defined), (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination, (iii) there is currently no civil, criminal, or administrative action, suit, demand, hearing, notice of violation, investigation, notice or demand letter, or request for information pending, or, to the knowledge of the Company, threatened, under any Environmental Law against the Company or any of the Subsidiaries, the Company and the Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims, (iv) the Company and each of the Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation, have complied, with all applicable Environmental Laws, (v) no property or facility currently or, to the Company's knowledge as of the date hereof, formerly owned, leased, operated, managed or controlled by the Company or any of the Subsidiaries is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation & Liability Act, as amended, or on any comparable state or foreign list established under any Environmental Law and (vi) each of the Company and its Subsidiaries has obtained all environmental, health and safety permits and governmental authorizations required for its operations, and such permits are in good standing and each of the Company and its Subsidiaries is in substantial compliance with all items and conditions thereof. "Environmental Law" means any applicable federal, national, foreign, state or local Laws relating to noise, odor, Hazardous Substances, pollution, human health and safety or the protection of the environment. "Hazardous Substance" means any pollutant, contaminant or toxic or hazardous substance or constituent that is defined or regulated by or under authority of any Environmental Law, including without limitation any petroleum products, asbestos or polychlorinated biphenyls, and any other substance that can give rise to liability under any Environmental Law.

         SECTION 4.11  Labor Matters.

         (a) Certain Agreements. Except as set forth in Schedule 4.11 of the Company Disclosure Statement, neither the Company nor any Subsidiary is a party to any collective bargaining agreement. The employment agreements that have been entered into by either the Company or any Subsidiary are set forth in
Schedule 4.11 of the Company Disclosure Statement.

         (b) Labor Disputes. Except as set forth in Schedule 4.11 of the Company Disclosure Statement and except to the extent that failures, individually or in the aggregate, would not have a Material Adverse Effect on the Company: (i) there are no pending or, to the knowledge of the Company, threatened and unresolved claims by any person against the Company or its Subsidiaries arising out of any statute, ordinance or regulation relating to unfair labor practices, discrimination or to employees or employee practices or occupational or safety and health standards; (ii) there is no pending, nor has the Company or its Subsidiaries experienced any, labor dispute, strike or organized work stoppage within the last three years; and
(iii) to the knowledge of the Company, there is no threatened labor dispute, strike or organized work stoppage against the Company or its Subsidiaries.

         (c)     Union Matters.  As of the date hereof, except as set forth in
Schedule 4.11 of the Company Disclosure Statement: (i) to the knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of the Company or its Subsidiaries and (ii) no petitions have been filed or, to the knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation or employees of the Company or its Subsidiaries not presently organized.

         SECTION 4.12  Employee Benefit Plans.

         (a) Disclosure and Claims. Schedule 4.12 of the Company Disclosure Statement lists each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employment contract, stock option, profit sharing, stock appreciation right, phantom stock, restricted stock, severance, vacation, termination or other compensation plan, program, arrangement or understanding maintained or contributed to by the Company or the Subsidiaries, or with respect to which the Company or any Subsidiary or any Company ERISA Affiliate (as defined below) could incur material liability (the "Company Benefit Plans"). The Company has delivered or made available to Parent a true and complete copy of each material Company Benefit Plan and the most recent Form 5500 (including all attached schedules) filed with respect to each applicable Company Benefit Plan and the most recent actuarial or financial valuation reports prepared with respect to any Company Benefit Plan. No Company Benefit Plan is a "multiemployer plan" (as defined in Section 4001 of ERISA), and neither the Company nor any Subsidiary has ever contributed nor been obligated to contribute to any such multiemployer plan. There is no pending or, to the knowledge of the Company, threatened dispute, controversy, investigation or claim concerning the Company Benefit Plans other than that would not be reasonably likely to have a Material Adverse Effect on the Company. "Company ERISA Affiliate" shall mean any person which, together with the Company, would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

         (b) Determination Letters. The Internal Revenue Service has issued a favorable determination letter with respect to each Company Benefit Plan, that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and as of the date thereof, to the knowledge of the Company, there are no circumstances nor any events that have occurred that would materially adversely affect the qualified status of any such plan or the related trust.

         (c) Compliance. The Company and the Subsidiaries and the Company Benefit Plans are in compliance in all material respects with all provisions of ERISA, the Code and all other laws and regulations applicable to the Company Benefit Plans. There does not now exist, nor do any circumstances now exist that could reasonably be expected to result in, any material liability of the Company or any Subsidiary under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4980B of the Code or Sections 502 or 601-608 of ERISA, or (v) any other Laws or Orders with respect to any Company Benefit Plan, other than claims for benefits under such plans. With respect to each Company Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, whether or not waived, and
(ii) no reportable event within the meaning of Section 4043(c) of ERISA and no event described in Section 4062 or 4063 of ERISA has occurred.

         (d) Post-Retirement Benefits. No Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan" as defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Subsidiary, (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), or (v) medical and dental benefits for former employees (as set forth in Schedule 4.12 of the Company Disclosure Schedule).

         (e) Funding. Except with respect to the Hein-Werner Hourly and Incentive-Rated Employees' Pension Plan (the "Hourly Plan"), the current value of the assets of each of the Company Benefit Plans that is subject to Title IV of ERISA, determined as of the date of the most recently completed actuarial valuation, exceeds the actuarial present value of benefit obligations as of such date based upon the actuarial assumptions presently used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan. According to the most recently completed actuarial valuation with respect to the Hourly Plan, as of the date of such valuation, the actuarial present value of benefit obligations under the Hourly Plan exceeded the actuarial value of assets by $389,902. All contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been either paid or accrued on the December 31, 1997 consolidated balance sheet of the Company. There are no material pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

         (f) Other Plan Obligations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any Company ERISA Affiliate, nor any Company Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or its Subsidiaries or any Company ERISA Affiliate, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

         SECTION 4.13 Intellectual Property. Except for the matters identified in Schedule 4.13 of the Company Disclosure Schedule or except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and each of the Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) no claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or the Subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean (i) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) proprietary software; and (iii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

         SECTION 4.14  Certain Events.

         (a) Since December 31, 1997, there has not been any Material Adverse Effect on the Company. In addition, since December 31, 1997, except as set forth in Schedule 4.14 of the Company Disclosure Statement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

                 (i) any payment or granting by the Company or any of the Subsidiaries of any increase in compensation to any director or executive officer of the Company or, except in the ordinary course of business and consistent with past practice, any employee of the Company or the Subsidiaries;

                 (ii) any granting by the Company or any of the Subsidiaries to any such director, executive officer or employee of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect prior to the date of this Agreement;

                 (iii) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any such director or executive officer;

                 (iv) any adoption or increase in payments to or benefits under any Company Benefit Plans;

                 (v) any change in accounting methods, principles or practices by the Company and the Subsidiaries, except insofar as may have been required by a change in GAAP;

                 (vi) any declaration or payment of any dividend or any distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock of the Company; or

                 (vii) any agreement or commitment to do any of the things described in the preceding clauses (i) through (vi).

         (b) Except as set forth in Schedule 4.14 of the Company Disclosure Statement, since December 31, 1997 and through the date hereof:

                 (i) no party (including the Company and its Subsidiaries) has accelerated, terminated, modified in any material respect, or cancelled any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $100,000 to which the Company or its Subsidiaries is a party or by which any of them is bound;

                 (ii) neither the Company nor any of its Subsidiaries has (other than in the ordinary course of business) granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (iii) neither the Company nor any of Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to its tangible property; or

                 (iv) neither the Company nor any of its Subsidiaries has entered into a binding commitment to any of the foregoing.

         "Contracts" shall mean all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries or any of their respective assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease instrument, franchise or license.

         SECTION 4.15 Certain Approvals. The Board of Directors of the Company has taken appropriate action such that, assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement, the provisions of Sections 180.1140 through 180.1144 of the WBCL will not apply to any of the transactions contemplated by this Agreement and the Stock Option Agreement.

         SECTION 4.16 Brokers. Except for the engagement of Credit Suisse First Boston Corporation ("CSFB"), none of the Company, the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commission or finder's fees in connection with the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 4.17 Opinion of Financial Advisor. The Company has received the written opinion of CSFB, dated April 27, 1998, to the effect that, as of such date, the cash consideration to be received by the holders of the Common Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

         SECTION 4.18 Rights Agreement. Assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement, neither the execution nor the delivery of this Agreement nor commencement of the Offer will result in a "Distribution Date" (as defined in the Rights Agreement). The Company has irrevocably taken all actions necessary to make the Rights inapplicable to (a) the Offer and the Merger and (b) the Stock Option Agreement and the transactions contemplated thereby.

         SECTION 4.19 Title to Assets. All of the material real property owned or leased by each of the Company and its Subsidiaries are identified in the SEC Reports (the "Real Estate"). Each of the Company and its Subsidiaries owns fee simple or valid leasehold (as the case may be) title to the Real Estate and has valid title to its other tangible assets and properties which it owns, free and clear of any and all Liens, except for any such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         SECTION 4.20  Buildings and Equipment.  Except as set forth in
Schedule 4.20 of the Company Disclosure Statement or except for any such as would not have a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that any of the Buildings or Equipment (each as defined below) fail to comply with any applicable building and zoning or other similar Laws in effect at the date hereof which notice is still outstanding and (ii) the continuation of the Company's and its Subsidiaries' businesses as currently conducted will not result in the enforcement or the threat of enforcement of any such Laws. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by the Company or its Subsidiaries. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by the Company or its Subsidiaries.

         SECTION 4.21 Vote Required. Assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement and subject to Sections 180.1130-180.1133 of the WBCL, the affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding Common Shares entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

         SECTION 4.22  Certain Agreements.  Except as set forth in Schedule
4.22 of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Schedule 4.22 of the Company Disclosure Statement or except for any such as would not result in a Material Adverse Effect on the Company, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 4.22 of the Company Disclosure Statement, there are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

         SECTION 4.23 Applicability of Articles of Incorporation. The Board of Directors of the Company has taken such action as may be necessary to ensure that the supermajority vote provision of Article VII of the Company's articles of incorporation is inapplicable to the Offer or the Merger, or to this Agreement or the transactions contemplated hereby.

         SECTION 4.24 Contracts. Except as set forth in Section 4.24 of the Company Disclosure Statement, the Company does not have any Contract in effect as of the date hereof which purports to limit in any respect the manner in which, or the localities in which, the Company, its Subsidiaries or any other entity is entitled to conduct all or any portion of its business. There are no existing breaches or defaults by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party to a Contract under any Contract the effect of which would constitute a Material Adverse Effect on the Company and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, results of operations, assets, condition (financial or otherwise) or liabilities of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole, except for any change or effect resulting from general economic or financial market conditions.

         SECTION 5.02 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this

Agreement and the Stock Option Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Purchaser and by the sole shareholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 5.03  No Conflict; Required Filings and Consents.

         (a) None of the execution and delivery of this Agreement or the Stock Option Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or thereby or the compliance by Parent or the Purchaser with any of the provisions hereof or thereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such Violations which would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

         (b) None of the execution and delivery of this Agreement or the Stock Option Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby or the compliance by Parent and the Purchaser with any of the provisions hereof or thereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the WBCL, (iii) compliance with the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws, and (v) other Consents or filings the failure of which to obtain or make, individually and in the aggregate, would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or
(iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.05 Financing. Parent or the Purchaser has available the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis.

         SECTION 5.06 Brokers. Except for the engagement of Merrill Lynch & Co., none of Parent, the Purchaser, or any of their respective subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement or the Stock Option Agreement for or with respect to which the Company is or might be liable.

         SECTION 5.07  Purchaser.

         (a) Parent owns all of the outstanding stock of Purchaser; at all times prior to the Merger, no person other than Parent has owned, or will own, any of the outstanding stock of Purchaser. Purchaser was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement.

         (b) There are not as of the date of this Agreement, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Purchaser is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

         (c) As of the date of this Agreement and the Effective Time, except for obligations incurred in connection with this Agreement or the transactions contemplated hereby, Purchaser has not and will not have incurred, directly or indirectly through any other corporation, any obligations or liabilities of any kind or engaged in any activities of any type or kind whatsoever or entered into any arrangement or arrangements with any person or entity.

         SECTION 5.08 Share Ownership. During the period from September 10, 1987 to the date hereof, neither Parent, the Purchaser nor any of their affiliates have owned 10% or more of the Shares.


                                   ARTICLE VI

                                   COVENANTS

         SECTION 6.01 Conduct of Business of the Company. Except as required by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will and will cause each of the Subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice and will use its commercially reasonable efforts and will cause each of the Subsidiaries to use its commercially reasonable efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to use, operate, maintain and repair all of its assets and properties in a normal business manner consistent with past practice, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company. Without limiting the generality to the foregoing, and except as otherwise required or contemplated by this Agreement or the Stock Option Agreement or as set forth in Section 6.01 of the Company Disclosure Statement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

         (a) adopt any amendment to its charter or by-laws or comparable organizational documents;

         (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Options outstanding on the date of this Agreement or pursuant to the Stock Option Agreement;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any Subsidiary which is wholly-owned by the Company;

         (d) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part;

         (e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or the Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or the Subsidiaries in conjunction with new hires in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company or the Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of the Subsidiaries), (ii) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), (iii) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or polices), (iv) enter into or modify any employment or severance agreement with, any director, officer or other key employee of the Company or any of the Subsidiaries or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock or Company Benefit Plans for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law or regulation;

         (f) (i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property; (ii) enter into any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $25,000 without the consent of Parent (which consent shall not be unreasonably withheld); (iii) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders and other than in the ordinary course of business in accordance with past practice) involving more than $25,000 to which the Company is a party or by which any of them is bound without the consent of Parent (which consent shall not be unreasonably withheld; (iv) make any capital expenditure (or series of related capital expenditures) involving either more than $25,000 (unless such expenditure is identified in the current business plan of the Company as disclosed to Parent) or outside the ordinary course of business; (v) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; (vi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company's December 31, 1997 consolidated balance sheet either involving more than $25,000 or outside the ordinary course of business without the consent of Parent (which consent shall not be unreasonably withheld); (vii) grant any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business; or (viii) enter into any contract or agreement with any affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable terms.

         (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) pay, discharge, settle or satisfy as other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or (iv) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any Subsidiary wholly-owned by the Company and the Company or another Subsidiary wholly-owned by the Company; or

         (h) agree in writing or otherwise to take any of the foregoing actions.

         SECTION 6.02 Access to Information. From the date hereof until the Effective Time, the Company will, and will cause the Subsidiaries, and each of its and their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, (i) provide Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") access, during normal business hours and upon reasonable notice, to the offices and other facilities and to the books, records, financial statements and other documents and materials relating to the financial condition, assets and liabilities of the Company and the Subsidiaries, and will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require, (ii) cause the Company Representatives and the Subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business of the Company and the Subsidiaries as Parent and the Purchaser may from time to time reasonably request and (iii) confer and consult with the Parent Representatives, as Parent may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of the Company; provided, however, that all requests for such access, inspection, information or consultations pursuant to this Section
6.02 shall be made through the President and Chief Executive Officer of the Company or such other person as he shall designate in writing to Parent.
Unless otherwise required by Law and except as is necessary to disseminate the Offer Documents, Parent and the Purchaser will, and will cause the Parent Representatives to hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representative, all as specifically provided in the confidentiality agreement, dated April 21, 1998, between Parent and the Company (the "Confidentiality Agreement").

         SECTION 6.03 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, so long as this Agreement has not been terminated, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, consistent with the fiduciary duties of such party's respective Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger, this Agreement and the Stock Option Agreement, including, without limitation, to make promptly their respective filings and thereafter to make any other submissions required under applicable Laws.

         In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance and promptly take all steps necessary to cause the Offer Documents or the Schedule 14D-9, as the case may be, as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case as to the extent required by applicable Law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Stock Option Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement or the Stock Option Agreement, as the case may be, shall take all such necessary action.

         SECTION 6.04  Consents.

         (a) Subject to the terms and conditions herein provided, the Company will (i) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain all approvals required by any Contract to consummate the transactions contemplated hereby, (ii) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain all approvals, authorizations, and clearances of any Governmental Entity required of the Company to permit the

Company to consummate the transactions contemplated hereby, (iii) provide such other information and communications to such Governmental Entity as such entity may reasonably request, and (iv) cooperate with Parent in obtaining all approvals, authorizations and clearances of Governmental Entities and others required of Parent to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

         (b) Each of the parties will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with the consummation of the transactions contemplated by the Offer, the Merger, this Agreement and the Stock Option Agreement.

         (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic government or governmental authority regarding any of the transactions contemplated by this Agreement or the Stock Option Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement or the Stock Option Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement or the Stock Option Agreement.

         SECTION 6.05 Public Announcements. So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

         SECTION 6.06  Employee Benefit Arrangements.

         (a) Following the Effective Time and through December 31, 1999, the Purchaser agrees to provide employee benefit plans and programs for the benefit of employees of the Company and the Subsidiaries (excluding plans or programs which provide for issuance of Shares or options on Shares) that are of reasonably equivalent value to such employees as compared with the Company Benefit Plans, subject to applicable governmental rules and regulations. All service credited to each employee by the Company or any Subsidiary through the Effective Time shall be recognized by the Purchaser for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan provided by the Purchaser for the benefit of the employees.

         (b) Parent shall cause the Surviving Corporation to honor (without modification) and assume all written employment agreements with individual employees, severance agreements with individual employees and other comparable agreements with individual employees of the Company or any Subsidiary, all as in effect on the date of this Agreement (including, without limitation, the

Consulting Agreement between the Company and J. Queenan), all of which are listed on Schedule 6.06 of the Company Disclosure Statement.

         (c) The Purchaser shall maintain in effect the Company severance plan/program (as specified in the employee handbook) for a period of two years immediately following the Effective Time and the Company severance plan/program shall not be terminated or adversely amended during such two-year period.

         (d) The Company shall cause the interest of each of the employees of the Company and the Subsidiaries as of the Acceptance Date (as hereinafter defined) in the Hein-Werner Retirement and Savings Plan and Trust to be fully vested and nonforfeitable as of the Acceptance Date.

         (e) For a period of 18 months following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide medical insurance, at COBRA premium rates, to O. Friend.

         SECTION 6.07 Company Disclosure Statement. The Company has delivered to Parent the Company Disclosure Statement which shall be accompanied by a certificate signed by the President and the Secretary of the Company stating that the Company Disclosure Schedule was delivered pursuant to this Agreement and is the Company Disclosure Schedule referred to in this Agreement. The Company Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

         SECTION 6.08 Deliveries of Information. From time to time after the date of this Agreement and prior to the Effective Time (unless this Agreement is terminated), the Company shall furnish promptly to Parent:

         (a) a copy of each report, schedule and other document filed by the Company or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available; and

         (b) the monthly consolidated financial statements of the Company (as prepared by the Company in accordance with its normal accounting procedures) promptly after such financial statements are available.

         SECTION 6.09 No Solicitation.

         (a) The Company represents and warrants to, and covenants and agrees with, Parent and the Purchaser that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement and the Stock Option Agreement. The Company shall, shall cause the Subsidiaries to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and the Subsidiaries to, immediately cease any existing activities, information exchanges, discussions or negotiations with any person

(including a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company shall not, shall cause the Subsidiaries not to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and the Subsidiaries not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of all or any significant portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any similar transaction involving, the Company or any of the Subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or
(y) negotiate or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby or by the Stock Option Agreement. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and the Subsidiaries) from a Third Party furnish or disclose non-public information to such Third Party and negotiate or otherwise communicate with such Third Party, in each case only if
(A) the Board of Directors of the Company (after consultation with its outside legal counsel and independent financial advisors) determines in good faith that such proposal would reasonably be likely to be more favorable to the Company and its shareholders than the transactions contemplated hereby (the proposal with respect to an Acquisition Transaction meeting the requirements of clause
(A), a "Superior Proposal"), (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party a customary confidentiality agreement similar in all material respects to the Confidentiality Agreement, and (C) the Company advises Parent of all such non-public information delivered to such Third Party prior to such delivery; provided, however, that the Company shall not enter into a definitive agreement with respect to a Superior Proposal unless the Company first complies with
Section 6.09(b) hereof, including the last sentence thereof, and then unless the Company concurrently terminates this Agreement in accordance with the terms hereof.

         (b) The Company shall promptly (but in any event within one business day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of the Subsidiaries or any of the Company's investment bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.09(a). The Company shall promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof and will update Parent on an ongoing basis, or upon Parent's reasonable request, of the status thereof; provided, however, that the Company shall not be obligated to provide a copy of, or a written statement with respect to, any such inquiry if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that not providing such copy or written statement is necessary to allow the Board of Directors of the

Company to fulfill its fiduciary duties to the shareholders of the Company under applicable Law. For the avoidance of doubt, the Company agrees that it will not terminate this Agreement and enter into any agreement with respect an Acquisition Transaction unless and until Parent has been given the opportunity at least two business days prior to the entering into such agreement to match the terms of such agreement.

         (c) Nothing contained in this Section 6.09 shall prohibit the Company from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, after consultation with outside legal counsel, failure to so disclose would result in a violation of applicable Law.

         SECTION 6.10 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement or the Stock Option Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder or under the Stock Option Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Stock Option Agreement in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder or under the Stock Option Agreement.

         SECTION 6.11  Indemnification and Insurance.

         (a) The Purchaser and Parent agree that for a period of six years from the date the Shares are purchased by Parent or the Purchaser in the Offer (the "Acceptance Date"), the Purchaser will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's articles of incorporation and by-laws or otherwise in effect under any agreement on the date of this Agreement. In addition, the Purchaser and Parent agree that the articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's articles of incorporation and by-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

         (b) The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its by-laws, and by applicable Law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the

Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Acceptance Date, including, without limitation, with respect to matters relating to this Agreement.

         (c) Parent agrees that the Company and, from and after the Acceptance Date, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Acceptance Date the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.11(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         (d) This Section 6.11 is intended to benefit the current and former directors, officers, employees, fiduciaries and agents of the Company and shall be binding on all successors and assigns of Parent, the Purchaser, the Company and the Surviving Corporation.


                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger If the Offer Shall Have Been Consummated. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger if the Offer shall have been consummated are subject to the satisfaction or waiver in writing by each party hereto at or before the Effective Time, of each of the following conditions:

         (a) Shareholder Approval. The Shareholders shall have duly approved the transactions contemplated by this Agreement, to the extent required pursuant to the requirements of the Company's articles of incorporation and applicable Law.

         (b) Purchase of Shares. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof; provided, that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

         (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

         SECTION 7.02 Condition to Parent's and the Purchaser's Obligation to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition that all actions contemplated by Section 2.10 hereto shall have been taken, which may be waived in whole or in part by Parent or the Purchaser.


                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders of the Company has been obtained:

         (a) by the mutual written consent of Parent, the Purchaser and the Company prior to the date on which Parent's designees constitute a majority of the Board of Directors of the Company; or

         (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or arrangements contained in this Agreement and the Stock Option Agreement and if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before August 31, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement; or

         (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Parent may terminate this Agreement pursuant to this Section 8.01(c) upon the termination or withdrawal of the Offer only if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer; or

         (d) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree injunction, ruling or other action shall have become final and nonappealable; or

         (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, (i) there shall have occurred, on the part of Parent or the Purchaser, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing the breach, except in any case, such failures which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger, or (ii) the Company enters into a definitive agreement with respect to a Superior Proposal as permitted under Section 6.09(a) hereof and after complying with the provisions of Section 6.09(b) hereof and making the payments referred to in Section 8.03(b) hereof; or

         (f) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which individually, or in the aggregate, if not cured would be reasonably likely to have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 days after written notice of such breach is given by Parent to the Company and (y) the satisfaction of all conditions to the Offer not related to such breach or (ii) the Board of Directors of the Company or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify), in a manner adverse to Parent, its approval or recommendation of this Agreement or any of the transactions contemplated hereby and the Board of Directors of the Company and such committee shall not have fully reinstated such approval or recommendations within three business days after a request by Parent to so reinstate or shall have recommended (or resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the shareholders of the Company; or

         (g) by Parent if it is not in material breach of its obligation hereunder or under the Offer and no Shares shall have been purchased pursuant to the Offer on or before August 31, 1998.

         SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders of the Company, other than the provisions of this Section 8.02, Section 8.03 and the last sentence of Section 6.02, which shall survive any such termination. Nothing contained in this
Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

         SECTION 8.03  Fees and Expenses.

         (a) Subject to Section 8.03(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expenses.

         (b) Parent and the Company agree that (i) in the event this Agreement is terminated pursuant to Section 8.01(e)(ii) or (ii) in the event that (x) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (y) following such disclosure, either (a) August 31, 1998 occurs without the shareholder approval of the Merger being obtained (other than as a result of a material breach hereof by Parent or the Purchaser that has not been cured within the time period set forth in Article VIII of this Agreement) or (b) the Company breaches (prior to the time that the designees of the Purchaser constitute a majority of the Board of Directors of the Company) any of its material obligations hereunder and does not cure such breach within the time period set forth in Article VIII of this Agreement or
(c) the Agreement is terminated pursuant to Section 8.01(f)(ii), and (z) not later than twelve months after any such termination the Company shall have entered into a definitive agreement for an Acquisition Transaction, or an Acquisition

Transaction shall have been consummated, then the Company shall pay to an account designated by Parent a termination fee, in immediately available funds, of $1,000,000 (the "Termination Fee") and shall reimburse Parent for out-of-pocket fees and expenses (but in no event greater than $350,000) reasonably incurred by Parent and the Purchaser in connection with this Agreement, the Offer and the Merger. The Termination Fee and any reimbursement of expenses shall be paid prior to, and shall be a condition to the effectiveness of, any termination of this Agreement referred to in clause (i) above or on the next business day after the earlier of such Acquisition Transaction being consummated or a definitive agreement for such Acquisition Transaction being entered into, if such fee and expenses are payable as a result of clause (ii) above.

         SECTION 8.04 Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the shareholders of the Company hereunder without the requisite affirmative vote of such shareholders; provided, however, that this Agreement shall not be amended after the time, if ever, that the Purchaser's designees constitute a majority of the Board of Directors of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 8.05 Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, it being understood that the other conditions set forth in Annex I may be waived by Parent and the Purchaser without the consent of the Company. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

         SECTION 9.02  Entire Agreement; Assignment.

         (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than Parent, the Purchaser and the Company any rights or remedies hereunder.

         SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

         If to Parent or the Purchaser:
         Snap-on Incorporated
         10801 Corporate Drive
         Kenosha, Wisconsin  53141
         Attention:  Susan F. Marrinan
         Fax:  (414) 656-5165

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom (Illinois)
         333 West Wacker Drive
         Chicago, Illinois  60606
         Attention:  William R. Kunkel
         Fax:  (312) 407-0411

         If to the Company:
         Hein-Werner Corporation
         2020 Pewaukee Road
         Waukesha, Wisconsin  53188
         Attention:  Joseph L. Dindorf
         Fax:  (414) 542-7890

         with a copy to:

         Foley & Lardner
         777 East Wisconsin Avenue
         Milwaukee, Wisconsin  53202
         Attention:  Maurice J. McSweeney
                     Jay O. Rothman
         Fax:  (414) 297-4900
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.08 Obligation of Parent. Whenever this Agreement requires the Purchaser or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Purchaser or the Surviving Corporation to take such action and a guarantee of the performance thereof.

         SECTION 9.09  Certain Definitions.  As used in this Agreement:

         (a) the term "affiliate", as applied to any person shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting shares, by contract or otherwise;

         (b) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

         (c) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.10 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR

INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

         SECTION 9.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         SECTION 9.12 No Third Party Beneficiary. Except as provided pursuant to Section 6.11 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                         SNAP-ON INCORPORATED
                                         ("Parent")


                                         By:      /s/ Robert A. Cornog
                                                  ----------------------------
                                         Name:    Robert A. Cornog
                                         Title:   Chairman, President and Chief
                                                  Executive Officer


                                         SNAP-ON PACE COMPANY
                                         (the "Purchaser")


                                         By:      /s/ Susan F. Marrinan
                                                  ----------------------------
                                         Name:    Susan F. Marrinan
                                         Title:   Vice President and Secretary


                                         HEIN-WERNER CORPORATION
                                         (the "Company")


                                         By:      /s/ Joseph L. Dindorf
                                                  ----------------------------
                                         Name:    Joseph L. Dindorf
                                         Title:   President and Chief Executive
                                                  Officer

                                                                         ANNEX I

         CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or terminated or (ii) the Minimum Condition has not been satisfied, and the Purchaser may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of tendered Shares if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events shall occur:

         (a) there shall be threatened or pending any suit, action or proceeding by a Governmental Entity against the Purchaser, Parent or the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of Parent's subsidiaries or affiliates) of any or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or Parent's subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and Parent's subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Merger or the Stock Option Agreement, or (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders; or

         (b) any Law is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or the transactions contemplated by the Stock Option Agreement, or any other action is taken by any Governmental Entity, other than the application to the Offer, the Merger or the transactions contemplated by the Stock Option Agreement of applicable waiting periods under the HSR Act, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

         (c) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stock Option Agreement or approves or recommends any Acquisition Transaction, or (ii) the Company enters into any agreement to consummate any Acquisition Transaction; or

         (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect (when taken together with all other failures of such representations and warranties to be true and correct) that would have a Material Adverse Effect on the Company, in each case at the date of the Merger Agreement or at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date); or

         (e) the Merger Agreement shall have been terminated in accordance with its terms; or

         (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement or the Stock Option Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company; or

         (g) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Shares (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or other than pursuant to the Stock Option Agreement); or

         (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly involving the United States (other than an action involving solely United Nations personnel or support of United Nations' personnel), or (iv) in the case of any of the events described in the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.






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